EXHIBIT 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in Registration Statement Nos. 333-278361 and 333-278770 on Form S-3 and Registration Statement Nos. 333-205942, 333-233082, 333-243725, 333-252232, 333-265599, 333-280354, and 333-288241 on Form S-8 of our reports dated February 23, 2026, relating to the financial statements of ImmunityBio, Inc. and the effectiveness of ImmunityBio, Inc.’s internal control over financial reporting appearing in this Annual Report on Form 10-K for the year ended December 31, 2025.
/s/ Deloitte & Touche LLP
San Diego, California
February 23, 2026